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                                                                EXHIBIT 10.14

                SUMMARY OF SEVERANCE ARRANGEMENTS FOR JOHN R. SCHAAF


1.  Mr. Schaaf's resignation date is September 10.

2. Mr. Schaaf will receive the equivalent of 15 months of full pay ($18,167 per month or $218,000 per year) starting on September 16, 1996.

3. If Mr. Schaaf accepts another full-time position during this salary continuation period, the remainder of APP's 15-month salary obligation will be paid to Mr. Schaaf in a lump sum and he will no longer be on APP's payroll.

4. If Mr. Schaaf has not accepted another full-time position after the above-mentioned 15 months, he will receive up to an additional three months pay at $18,167 per month (the three-month period between December 16, 1997 and March 15, 1998). This (up to) 18-month salary continuation program is a major exception to APP's standard practice of providing one year of severance to senior executives who leave APP's employ under certain circumstances. It was made because of Mr. Schaaf's major contributions to APP over 15 years and, in particular, his important accomplishments during the five years he served as the President and CEO of APP.

5. These payments are also in recognition of such consulting services as Mr. Schaaf may render during such 18 months. For the period starting September 16, 1996 and ending March 15, 1998, or when Mr. Schaaf accepts a new position, whichever comes first, he will be a consultant to APP, as discussed below in point 14.

6. Mr. Schaaf will receive a bonus payment of 5% of his current annual base salary ($10,900) in recognition of his performance on the individual objectives section of the 1995 APP Senior Management Bonus Program.

7. Mr. Schaaf will receive a prorated bonus payment of 3.75% of his current base salary ($8,175) in recognition of his performance on the individual objectives section of the 1996 APP Senior Management Bonus Program.

8.  Given Mr. Schaaf's status as a consultant as of September 16, 1996:

    - He will have six months from the time he goes off the payroll to exercise his vested APP stock option shares. He will vest in no further stock option shares after September 16, 1996.

    - He will receive one more contribution (for the year 1996) to his pension plan account and his SERP account. These payments will be placed into his accounts in December 1996.

    - He will not accrue any additional vacation. However, all currently accrued vacation will be paid to him at the earliest appropriate date.

9. Mr. Schaaf will continue to be covered under APP's medical, dental and life insurance plans through March 15, 1998, or until he accepts another full-time position, whichever comes first. If he has not accepted another full-time position as of March 15, 1998, he will be eligible for COBRA benefits under the same terms and conditions as APP extends to any other terminating employee.

10. During Mr. Schaaf's 15-month salary continuation period, he will have the use of his current company car. He will also have the use of this car during the possible additional three-month salary continuation period (December 16, 1997 through March 15, 1998) or until he accepts a full-time position during this three-month period, whichever comes first.

    Effective September 16, 1998, all expenses associated with this automobile will be Mr. Schaaf's. At the conclusion of his salary continuation period, as discussed immediately above, he will have the opportunity to purchase said company vehicle at the then "blue book" price.

    During the consulting period, Mr. Schaaf will also have use of the pager and cellular telephone now in his possession. The only expenses that APP will be responsible for in connection with this equipment are those related to his consulting work for APP and TDS. At the end of the consulting period, this equipment will either be purchased by Mr. Schaaf at the then market price or returned to APP.

11. Mr. Schaaf may also continue to participate in the 401(k) and Employee Stock Purchase Plans while he is a consultant for APP on the same basis he previously participated in these programs.

12. APP's responsibility for his country club dues, fees and associated expenses were terminated.

13. APP will pay the cost of outplacement assistance for Mr. Schaaf up to the sum of $54,000 (one-fourth of his annual salary).

14. Mr. Schaaf agreed to be available to provide consulting services to APP and/or TDS up to four full days per month through March 15, 1998 or until he secures another full-time position, whichever comes first. Should APP and/or TDS require Mr. Schaaf's consulting services for more than four full days in any month, he will be paid for them at the rate of $100 per hour.

15. APP will continue to indemnify and defend Mr. Schaaf from any lawsuits brought by third parties to which he currently is or to which he becomes a party as a result of the discharge of his responsibilities as the President of APP. The specifics of this indemnification and legal support will be exactly the same as those which have been provided to Mr. Schaaf by APP in his capacity as its President and CEO.

16. In return for the above severance arrangements, and as a condition of their remaining in place, Mr. Schaaf agreed not to compete with APP for the two-year period ending on September 15, 1998.

17. Also as a condition of these above agreements remaining in place, Mr. Schaaf agreed not disclose any confidential or proprietary information relating to APP, TDS or any APP or TDS affiliate.

18. During the period of time Mr. Schaaf acts as a consultant for APP, APP will reimburse him for such reasonable travel expenses as he may incur while he is discharging his responsibilities as an APP consultant.


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